Exhibit 10.19

Non-NEO Severance Policy
June 5, 2015
Effective June 19, 2015

Introduction

This Management Policy, governed by the CEO, establishes the process for providing severance benefits to eligible employees.

Purpose

The purpose of this policy is to define the severance process to ensure effective and consistent support for business partners leaving FHLBank.

Scope

This policy provides the process and framework for providing severance benefits.

General Guidelines

1.	Eligibility.

All business partners of FHLBank, except for Named Executive Officers (as defined in the SEC’s Regulation S-K (17 CFR 229.402(a)(3)) (defined herein as Business Partners) are eligible for Severance Pay if FHLBank involuntarily terminates the Business Partner’s employment with or without cause, other than as provided below. The availability or election of early retirement will not be considered in determining whether a Business Partner is eligible to receive Severance Pay, as defined below.

A Business Partner is not eligible for Severance Pay if:
a. The Business Partner voluntarily terminates employment (including termination as a result of disability or other failure to return from leave or death); or

b.
The Business Partner’s employment is terminated by FHLBank for actions or inactions of the Business Partner which FHLBank reasonably concludes constitutes misconduct (misconduct being defined as an Business Partner willfully (1) failing to perform the duties of his or her position or (2) acting against the best interest of FHLBank (in the reasonable opinion of FHLBank), including, but not limited to, violation of FHLBank policies, insubordination, dishonesty, breach of trust, disclosure of confidential or proprietary information, violation of law or commission of an act of moral turpitude, failure to perform the function of his or her job or to demonstrate adequate efforts to successfully complete a performance plan, job abandonment, or excessive tardiness or absenteeism; provided that it shall not be considered misconduct if the Business Partner acted in good faith and in a manner such officer reasonably believed to be in, or not opposed to, the best interests of FHLBank); or

2.	Amount of Severance Pay.

Provided the other requirements of this Policy are met, and if the Business Partner timely provides FHLBank an enforceable release waiving claims against FHLBank, on a form provided by FHLBank (a Separation Agreement), the Business Partner shall be eligible to receive Severance Pay equal to the following amount of the Business Partner’s final base salary as indicated for the Business Partner’s title (titles not specifically listed shall be paid the amount as the next lower (per FHLBank guidelines) ranking title specifically listed):

Senior Vice Presidents & First Vice Presidents	6 Months
All Other Officer Positions	3 Months
Non-Officer Positions with minimum of five years of service	2 Months
Non-Officer Positions with less than five years of service	1 Month

Severance Pay includes the following:

A.	Salary Continuation:
For a period of months defined above, the Business Partner will continue to receive their regular salary, equal to the base salary received as of the separation date. These payments will be made in accordance with FHLBank’s current payroll cycle and subject to all appropriate withholding and taxation. These payments will be subject to the Business Partner’s continued adherence to the terms and provisions of the Separation Agreement and may be subject to reduction due to any payments the Business Partner may owe to FHLBank.

B.	Incentive:
Any incentives to be paid to Business Partners shall be paid in accordance with the Non-NEO Executive Incentive Compensation Plan or the Short Term Incentive Plan, as applicable.

C.	Benefit Continuation:
For a period of months defined above, the Business Partner may elect to participate in FHLBank’s eligible benefit plans and pay solely the premium as though an active employee (note that this premium is subject to possible increase in FHLBank’s sole discretion). These payments will be deducted from the Business Partner’s severance benefit payments. FHLBank will pay the remainder of the COBRA coverage costs. A Business Partner will not receive any additional service credit pursuant to the defined benefit plan or the Benefit Equalization Plan as a result of salary or benefit continuation.

3.	Policy Administration.

The Human Resources department is responsible for administering this Policy and decisions regarding eligibility and Severance Pay shall be in the sole discretion of the Director of HR. This Policy does not give any Business Partner, or any person whosoever, the right to be retained in the service of FHLBank, and all Business Partners shall remain subject to discharge to the same extent as if this policy had never been adopted. This Policy may be changed or ended at any time, with or without prior notice and for any reason at FHLBank’s sole and absolute discretion.

Exceptions/Violations

Exceptions may be provided in writing by the CEO.

Policy Review

This policy shall be reviewed every two years and revised as needed by the Director of HR. Following such review, the policy shall be submitted for review and approval by the Policy Oversight Group. In the event of any revisions to this policy, such revisions shall be submitted for review and approval by the CEO.